Exhibit 99.1

Heartland Oil and Gas Corporation
1625 Broadway, Suite 1480
Denver, CO 80202
Phone: 1-866-693-5500 Fax: (604) 638-3525

Press Release
For immediate release

Heartland Oil and Gas Completes Pipeline Hookup

Denver, CO February 7, 2006 PRNewswire Heartland Oil and Gas Corporation (HOGC.OB, “the Company”) today announced that its wholly-owned affiliate, Heartland Gas Gathering, LLC (“Heartland Gathering”), has completed construction of a gas gathering, processing, and transmission system that will allow the Company to sell coalbed methane, shale gas, and conventional gas produced from the area. The pipeline and associated facilities transport, process, and compress the Company’s gas for delivery into a sales line operated by Enbridge Marketing (U.S.) L.P. (“Enbridge”).

As part of the project, Heartland Gathering installed low pressure compression and three miles of large diameter, low pressure pipeline to maximize production rates. Heartland Gathering also installed a second stage of compression, dehydration, and CO2 extraction facilities to process the gas to pipeline quality. To complete the system, Heartland Gathering constructed two miles of high pressure transmission line necessary to enter the Enbridge sales line. Net of fuel gas, the Company expects to have initial delivery rates of approximately 280 thousand cubic feet of gas per day from the Lancaster battery.

Charles Willard, President of Heartland Gathering, commented, “It is common for coal bed methane and shale gas wells to require low operating pressures and this type of processing to get the gas to the end user. Now that the facilities have been constructed, HOGC is able to sell its gas and is better positioned to take advantage of future growth opportunities in the area. Enbridge is testing its meter data transmission. We expect the data transmission to be operational in the immediate future, at which point we expect to sell gas.”

Phil Winner, President of Heartland Oil and Gas Corporation, added, “We are pleased with the progress on this project, and look forward to first gas sales in the immediate future. This critical infrastructure investment was necessary to initiate gas sales. Establishing cash flow is an important step in the future growth of Heartland Oil and Gas. We believe our extensive acreage position combined with access and operational control of over five miles of pipeline and processing assets, has put the Company in a much better position to increase our production and sales.”

Heartland Oil and Gas Corporation is engaged in the exploration, development, and acquisition of oil and natural gas. The Company’s primary focus is on it’s nearly one million acres of leasehold in eastern Kansas. Most of the Company’s efforts are directed toward coal bed methane and shale gas.

For further information contact:

Investor Relations at Heartland Oil and Gas Corporation
1-866-693-5500
info@heartlandoilandgas.com (HOGC)

Source: Heartland Oil and Gas Corporation